Comparison of change in value of $10,000 investment in Dreyfus Intermediate Municipal Bond Fund, Inc.
with the Lehman Brothers 10-Year Municipal Bond Index and the Lehman Brothers 7-Year Municipal Bond Index

EXHIBIT A:

                        Lehman     Lehman
             Dreyfus   Brothers   Brothers
          Intermediate  10-Year    7-Year
            Municipal  Municipal  Municipal
  PERIOD      Bond       Bond       Bond
           Fund, Inc.   Index *    Index *

  5/31/91    10,000     10,000     10,000
  5/31/92    10,946     10,930     10,900
  5/31/93    12,137     12,277     12,042
  5/31/94    12,517     12,698     12,440
  5/31/95    13,461     13,838     13,451
  5/31/96    13,924     14,492     14,074
  5/31/97    14,871     15,676     15,036
  5/31/98    16,067     17,131     16,248
  5/31/99    16,635     17,921     17,016
  5/31/00    16,473     17,889     17,057
  5/31/01    18,045     19,999     18,945

*Source: Lehman Brothers